MEMORANDUM OF AGREEMENT

                                     Between

                                 Tengasco, Inc.

                                       and

                           The University of Tennessee

              Concerning Cooperation on Matters Pertaining to the
                            Use of Seismic Equipment

PURPOSE

The purpose of this Agreement is to identify the roles and responsibilities of Tengasco, Inc. (Tengasco), a publicly held company with headquarters in Knoxville, Tennessee, and The University of Tennessee in certain matters related to cooperative use and maintenance of seismic equipment, and to specify a cost-effective means of cooperation to enhance the effectiveness of each party in carrying out its mission.

BACKGROUND

The Department of Geological Sciences at The University of Tennessee possesses certain instruments, vehicles, and equipment that comprise a vibroseis system for producing tomographic images of subsurface geologic structures. The vibroseis system can be used for educational and research purposes that are beneficial to the University as an institution of research and higher learning. Tengasco is in the business of exploring for and producing oil and natural gas, and supplies natural gas to certain municipalities and businesses, in Tennessee. Tengasco uses vibroseis imaging in the course of their business operations.

Central to a vibroseis system is the servo-hydraulic vibrator, a truck-mounted, hydraulically operated engine capable of applying approximately 14 tons of force to the surface of the earth for the purpose of generating seismic waves. The vibrator requires specially trained operators and routine, expert maintenance. The University possesses one model Y-1100A vibrator manufactured by the George
E. Failing Company. Tengasco owns two Y-1100A vibrators. The cost operating and maintaining a vibroseis system at The University for educational and research purposes exceeds the resources available at the institution. For this reason, the vibroseis system owned by the University remained unused since about 1994. The condition of the vehicles and other vibroseis equipment deteriorates due to inactivity and lack of routine maintenance.

GENERAL AGREEMENT

The parties agree on the following points:

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COOPERATION.  The University of Tennessee and Tengasco agree to cooperate in the maintenance and operation of their vibroseis systems.

EQUIPMENT. The Equipment covered by this Agreement includes the servo-hydraulic vibrators, together with the electronic controls, radios, geophones, cables, seismographs, and vehicles used to produce seismic data at remote field locations. Not included under this Agreement are computers or other data processing equipment permanently installed in laboratories at The University of Tennessee. Also not included is equipment installed as part of the regional seismic network used for monitoring earthquakes in East Tennessee and surrounding areas.

OWNERSHIP. The Equipment currently in possession of the University shall at all times remain the property of The University of Tennessee. The Equipment owned by Tengasco shall remain the sole property of Tengasco.

USE. Tengasco shall have the right to use the Equipment as it deems appropriate for its business objectives. The University of Tennessee shall have the right to use the Equipment for educational and research projects. When Tengasco uses the Equipment, the persons permitted to operate the equipment will include employees, contractors, and agents of Tengasco. When the University uses the Equipment, the persons permitted to operate the Equipment will include faculty, staff, and students at the University.

COSTS. The University and Tengasco understand that use of the Equipment entails costs to the owner for routine maintenance and operation. Tengasco agrees to reimburse The University for all regular and routine maintenance on the Equipment subject to this Agreement, as required to keep the Equipment in good operating condition. Tengasco further agrees to reimburse The University for costs of operation when Tengasco employees, contractors, or agents use the Equipment. Tengasco further agrees to an additional reimbursement to The University for indirect costs at the rate of 15% over and above the direct costs.

INDEMNIFY AND HOLD HARMLESS. Tengasco agrees to indemnify The University of Tennessee from and against any claims or judgments for damage to any person or property arising out of the operation or maintenance of any Equipment subject to this Agreement when operated by employees, contractors, or agents of Tengasco. Tengasco agrees that its obligation to indemnify shall be supported by liability insurance, naming The University of Tennessee as an additional insured, obtained and maintained in force by Tengasco at its sole cost and expense.

NOT EXCLUSIVE. The parties understand and agree that this Agreement is not exclusive. Other companies may enter into similar agreements to share equipment, scientific expertise, or other resources with The University of Tennessee. Tengasco understands and acknowledges that the University has an obligation to cooperate with other agencies of the State or Federal government, and with other companies even if such companies may be in competition with Tengasco in the business of oil and gas exploration. Other parties who may enter into agreements with The University should interpret nothing in this Agreement to allow access to Tengasco data or Equipment.

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


PROVISION OF SEISMIC INFORMATION AND DATA

The University of Tennessee recognizes that the information gathered by use of the Equipment subject to this Agreement and the processed results of that information is or may be of a sensitive and proprietary nature to the exploration business of Tengasco. The University of Tennessee agrees that any information obtained by Tengasco through use of the Equipment and the processed results of that information shall be held confidential and not disclosed to any third party for a period of one year from the date any such information is recorded by use of the Equipment, unless required to be disclosed by the Tennessee Public Records Act, Tenn. Code Ann. ss. 10-7-503. Tengasco agrees that use of this information by The University of Tennessee, its professors, students or agents is not subject to this confidentiality requirement; provided, however, that no publication of any study or research based in whole or in part on information acquired by Tengasco through use of the Equipment shall be made during the same one year period unless express written permission is granted by Tengasco.

IMPLEMENTING ARRANGEMENTS

The parties agree to respect and observe the roles and responsibilities set forth in this Agreement.

The Associate Vice President for Research for The University of Tennessee and the Chief Executive Officer for Tengasco are the responsible executives for implementing this Agreement. If a disagreement arises on the implementation requirements for this Agreement, the issue will be submitted to the responsible executives to this Agreement for adjudication.

In order to carry out the Agreement, separate arrangements will be executed between The University and Tengasco. Those separate arrangements will provide for, among other things, the statement of work and budget, confidentiality and nondisclosure agreement, and will reference this Agreement.

Either party may terminate this agreement by providing written notice to the other twelve months in advance of the effective date of termination.

For The University of Tennessee                 For Tengasco, Inc.


/s/ Kenneth R. Walker                           /s/ M. E. Ratliff
---------------------                           -----------------
Kenneth R. Walker                               M. E. Ratliff
Associate Vice President for Research           Chief Executive Officer
Date: 13 Feb. 01                                Date:
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